Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
THIRD QUARTER FISCAL 2017 RESULTS

Third Quarter Revenue Increased by 7.4 percent to $1.40 billion

Headcount Increase of approximately 440 year-over-year

Continued Strong Backlog of $13.5 billion

Diluted Earnings per Share of $0.37 and Adjusted Diluted Earnings per Share1 of $0.38

13 percent Increase in Quarterly Dividend to $0.17 per share, Payable on February 28, 2017

McLean, Virginia; January 30, 2017 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the third quarter of fiscal 2017.

The Company reported another strong quarter of year-over-year revenue growth and solid bottom line earnings, and remains on track to achieve full-year objectives. Solid awards in the third quarter of fiscal 2017 generated a book-to-bill ratio of .92x in the seasonally light quarter and a 12 percent increase in total backlog over the prior year. Additionally, headcount increased by approximately 440 employees over the prior year period and nearly 290 employees over the second quarter of fiscal 2017.

“Booz Allen Hamilton pivoted to growth a year ago and continues to grow on a healthy trajectory,” said Horacio Rozanski, President and Chief Executive Officer. “The people of Booz Allen are implementing our long-term strategy for sustainable, quality growth by consistently delivering exceptional client service and advanced solutions that integrate mission knowledge, consulting expertise, and technical prowess.”

The Company authorized and declared a two-cent increase to its regular quarterly dividend, to $0.17 per share, which is payable on February 28, 2017, to stockholders of record on February 10, 2017.

Financial Review

Third Quarter 2017 - A summary of results for the third quarter of fiscal 2017 and the key factors driving those results is below:

•
Gross Revenue was $1.40 billion in the third quarter of fiscal 2017, an increase of 7.4 percent compared with the prior year period. The improvement was primarily driven by stronger client demand, which led to increases in client staff headcount and billability, and therefore direct labor. Revenue growth was also driven by an increase in billable expenses, including subcontractors and equipment purchased for clients on certain contracts.

•
Operating Income increased to $108.1 million from $105.1 million, and Adjusted Operating Income[1] increased to $109.2 million from $106.2 million in the prior year period, both primarily driven by the increase in Gross Revenue.

•
Net Income decreased to $55.6 million from $108.1 million and Adjusted Net Income[1] decreased to $56.6 million from $61.8 million in the prior year period. Each were driven by the factors associated with Operating Income and Adjusted Operating Income, respectively, and a modestly higher effective tax rate. Net Income in the third quarter excluded the benefit recognized in the prior year of the positive impact from the release of certain income tax reserves relating to the acquisition of the Company by The Carlyle Group in July 2008.

•	Adjusted EBITDA[1] increased to $122.5 million from $121.3 million in the prior year period. The increase was driven by the increase in Gross Revenue.

•
Diluted EPS decreased to $0.37 from $0.71 in the prior year period, and Adjusted Diluted EPS decreased to $0.38 from $0.41. The decreases were primarily due to the decrease in Net Income and Adjusted Net Income, respectively. In addition, the diluted share count was higher than the same period last year.

As of December 31, 2016, total backlog was $13.5 billion, compared to $12.1 billion as of December 31, 2015, an increase of 12 percent. All components of backlog grew during the quarter compared to the prior year. Strong awards in the quarter generated a book-to-bill ratio of .92x, which represents our best third quarter book-to-bill in six years.

Nine Months Ended December 31, 2016 - Booz Allen’s cumulative performance for the first three quarters of fiscal 2017 has resulted in:

•	Revenue of $4.22 billion for the nine months ended December 31, 2016, compared with $3.98 billion for the prior year period, an increase of 6.0 percent.

•
Operating Income of $355.1 million for the nine months ended December 31, 2016, compared with $340.1 million for the prior year period, and Adjusted Operating Income of $361.6 million for the nine months ended December 31, 2016, compared with $343.2 million for the prior year period.

•
Net Income for the nine months ended December 31, 2016 of $186.2 million, compared with $228.6 million for the prior year period, and Adjusted Net Income for the nine months ended December 31, 2016 of $195.1 million compared with $185.2 million in the prior year period.

•	Adjusted EBITDA for the nine months ended December 31, 2016, of $402.0 million compared with $386.7 million for the prior year period.

•	Diluted EPS and Adjusted Diluted EPS for the nine months ended December 31, 2016, of $1.23 and $1.30, respectively, compared to $1.51 and $1.24, respectively, for the prior year period.

•	Net cash provided by operating activities for the first three quarters of fiscal 2017 was $283.0 million compared with $181.0 million in the prior year period. Free cash flow in the first three quarters of fiscal 2017 was $252.5 million, compared with $135.2 million in the prior year period. The increases were primarily due to revenue growth, which drove increased receivables that were collected in a timely manner, as evidenced by our generally consistent days sales outstanding, and greater management of spending. In addition, the Company benefited from lower cash tax payments due to timing of such payments as compared to the prior year period.

1 Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted Operating Income, Adjusted Net Income, and Free Cash Flow are non-GAAP financial measures. See “Non-GAAP Financial Information” below for additional detail.

Financial Outlook

For our full year fiscal 2017 revenue guidance, we are raising the bottom and top end of the guidance we discussed on November 2, 2016. For the full year, we expect revenue to increase in the range of four to six percent. For our full fiscal year fiscal 2017, we are narrowing our Diluted EPS and Adjusted Diluted EPS guidance as previously issued on November 2, 2016. At the bottom line, we expect Diluted EPS to be $1.65 to $1.69 and Adjusted Diluted EPS to be $1.70 to $1.74.

These EPS estimates are based on fiscal 2017 estimated average diluted shares outstanding of approximately 150 million shares, and a 39.1 percent effective tax rate, which reflects the qualification of certain federal and state tax credits during the nine months ended December 31, 2016.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Monday January 30, 2017, to discuss the financial results for its third quarter of fiscal year 2017 (ended December 31, 2016).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EST on January 30, 2017, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs more than 23,000 people globally, and had revenue of $5.41 billion for the 12 months ended March 31, 2016. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.

BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before: (i) adjustments related to the amortization of intangible assets, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. “Adjusted EBITDA Margin” is calculated as Adjusted EBITDA divided by revenue. Booz Allen prepares Adjusted EBITDA and Adjusted EBITDA Margin to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) adjustments related to the amortization of intangible assets, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) amortization or write-off of debt issuance costs and write-off of original issue discount, and (iv) release of income tax reserves, in each case net of the tax effect where appropriate calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income, and Net Cash Provided by Operating Activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
With respect to our expectations under “Financial Outlook” above, reconciliation of Adjusted Diluted EPS guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to our inability to predict our stock price, equity grants and dividend declarations during the course of fiscal 2017.   Projecting future stock price, equity grants and dividends to be declared would be necessary to accurately calculate the difference between Adjusted Diluted EPS and GAAP EPS as a result of the effects of the two-class method and related possible dilution used in the calculation of EPS. Consequently, any attempt to disclose such reconciliation would imply a degree of precision that could be confusing or misleading to investors. We expect the variability of the above charges to have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty Congressional efforts to approve funding of the U.S. government beyond April 28, 2017 and to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of ongoing Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 19, 2016.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenue	$1,404,638	$1,307,663	$4,222,213	$3,981,421
Operating costs and expenses:
Cost of revenue	652,236	630,189	1,967,258	1,899,376
Billable expenses	428,685	355,401	1,270,941	1,097,741
General and administrative expenses	201,183	200,809	585,340	597,611
Depreciation and amortization	14,410	16,148	43,588	46,617
Total operating costs and expenses	1,296,514	1,202,547	3,867,127	3,641,345
Operating income	108,124	105,116	355,086	340,076
Interest expense	(14,176)	(17,762)	(46,757)	(52,937)
Other, net	(1,333)	555	(4,603)	309
Income before income taxes	92,615	87,909	303,726	287,448
Income tax expense (benefit)	37,025	(20,146)	117,489	58,871
Net income	$55,590	$108,055	$186,237	$228,577
Earnings per common share:
Basic	$0.37	$0.72	$1.25	$1.54
Diluted	$0.37	$0.71	$1.23	$1.51
Dividends declared per share	$0.15	$0.13	$0.45	$0.39

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	December 31, 2016	March 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$349,624	$187,529
Accounts receivable, net of allowance	902,493	892,289
Prepaid expenses and other current assets	106,666	109,953
Total current assets	1,358,783	1,189,771
Property and equipment, net of accumulated depreciation	133,788	130,169
Intangible assets, net of accumulated amortization	211,327	220,658
Goodwill	1,361,913	1,361,913
Other long-term assets	100,724	107,660
Total assets	$3,166,535	$3,010,171
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$78,938	$112,813
Accounts payable and other accrued expenses	454,388	484,769
Accrued compensation and benefits	258,054	241,367
Other current liabilities	129,642	100,964
Total current liabilities	921,022	939,913
Long-term debt, net of current portion	1,485,052	1,484,448
Other long-term liabilities	190,748	177,322
Total liabilities	2,596,822	2,601,683
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 155,581,361 shares at December 31, 2016 and 153,391,058 shares at March 31, 2016; outstanding, 149,953,487 shares at December 31, 2016 and 147,992,462 shares at March 31, 2016	1,555	1,534
Treasury stock, at cost — 5,627,874 shares at December 31, 2016 and 5,398,596 shares at March 31, 2016	(142,300)	(135,445)
Additional paid-in capital	291,213	243,475
Retained earnings	437,463	318,537
Accumulated other comprehensive loss	(18,218)	(19,613)
Total stockholders’ equity	569,713	408,488
Total liabilities and stockholders’ equity	$3,166,535	$3,010,171

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended December 31,
(Amounts in thousands)	2016	2015
	(Unaudited)
Cash flows from operating activities
Net income	$186,237	$228,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,588	46,617
Stock-based compensation expense	16,034	17,809
Excess tax benefits from stock-based compensation	(15,560)	(30,055)
Amortization of debt issuance costs and loss on extinguishment	13,459	6,276
Losses on dispositions and impairments	120	61
Changes in assets and liabilities:
Accounts receivable	(10,204)	15,885
Prepaid expenses and other current assets	28,972	16,083
Other long-term assets	(2,945)	(54,925)
Accrued compensation and benefits	17,961	(6,936)
Accounts payable and other accrued expenses	(28,238)	(50,765)
Accrued interest	715	2,148
Other current liabilities	18,082	4,505
Other long-term liabilities	14,821	(14,283)
Net cash provided by operating activities	283,042	180,997
Cash flows from investing activities
Purchases of property and equipment	(30,554)	(45,829)
Cash paid for business acquisitions, net of cash acquired	(851)	(50,618)
Insurance proceeds received for damage to equipment	650	—
Net cash used in investing activities	(30,755)	(96,447)
Cash flows from financing activities
Net proceeds from issuance of common stock	4,570	4,368
Stock option exercises	12,478	6,399
Excess tax benefits from stock-based compensation	15,560	30,055
Repurchases of common stock	(6,855)	(34,600)
Cash dividends paid	(67,311)	(57,678)
Dividend equivalents paid to option holders	(2,157)	(31,707)
Repayment of debt	(676,750)	(189,500)
Proceeds from debt issuance	630,273	148,000
Net cash used in financing activities	(90,192)	(124,663)
Net increase (decrease) in cash and cash equivalents	162,095	(40,113)
Cash and cash equivalents — beginning of period	187,529	207,217
Cash and cash equivalents — end of period	$349,624	$167,104
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$37,288	$40,396
Income taxes	$66,536	$113,422
Supplemental disclosures of non-cash investing and financing activities
Assets acquired under capital lease	$—	$6,800

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except share and per share data)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$108,124	$105,116	$355,086	$340,076
Amortization of intangible assets (a)	1,056	1,056	3,169	3,169
Transaction expenses (b)	—	—	3,354	—
Adjusted Operating Income	$109,180	$106,172	$361,609	$343,245
EBITDA, Adjusted EBITDA & Adjusted EBITDA Margin
Net income	$55,590	$108,055	$186,237	$228,577
Income tax expense (benefit)	37,025	(20,146)	117,489	58,871
Interest and other, net	15,509	17,207	51,360	52,628
Depreciation and amortization	14,410	16,148	43,588	46,617
EBITDA	122,534	121,264	398,674	386,693
Transaction expenses (b)	—	—	3,354	—
Adjusted EBITDA	$122,534	$121,264	$402,028	$386,693
Revenue	$1,404,638	$1,307,663	$4,222,213	$3,981,421
Adjusted EBITDA Margin	8.7%	9.3%	9.5%	9.7%
Adjusted Net Income
Net income	$55,590	$108,055	$186,237	$228,577
Amortization of intangible assets (a)	1,056	1,056	3,169	3,169
Transaction expenses (b)	—	—	3,354	—
Release of income tax reserves (c)	—	(47,667)	—	(47,667)
Amortization or write-off of debt issuance costs and write-off of original issue discount	669	1,307	8,236	3,910
Adjustments for tax effect (d)	(690)	(945)	(5,904)	(2,832)
Adjusted Net Income	$56,625	$61,806	$195,092	$185,157
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,607,259	149,900,925	150,143,851	149,501,458
Adjusted Net Income Per Diluted Share (e)	$0.38	$0.41	$1.30	$1.24
Free Cash Flow
Net cash provided by operating activities	$65,959	$92,310	$283,042	$180,997
Less: Purchases of property and equipment	(15,411)	(16,267)	(30,554)	(45,829)
Free Cash Flow	$50,548	$76,043	$252,488	$135,168

(a)	Reflects amortization of intangible assets resulting from the acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on July 13, 2016.

(c)	Release of pre-acquisition income tax reserves assumed by the Company in connection with the acquisition of our Company by The Carlyle Group.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $0.6 million and $2.0 million of net earnings for the three and nine months ended December 31, 2016, respectively, and excludes an adjustment of approximately $1.5 million and $3.0 million of net earnings for the three and nine months ended December 31, 2015, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of December 31,
(Amounts in millions)	2016	2015
Backlog
Funded	$2,787	$2,693
Unfunded	3,229	2,825
Priced Options	7,511	6,556
Total Backlog	$13,527	$12,074

	Three Months Ended December 31,
	2016	2015
Book-to-Bill *	0.92	0.64

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of December 31,
	2016	2015
Headcount
Total Headcount	23,044	22,604
Consulting Staff Headcount	20,818	20,345

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (1)	49%	49%	49%	51%
Time-and-Materials	26%	27%	26%	26%
Fixed-Price (2)	25%	24%	25%	23%

(1)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(2)	Includes fixed-price level of effort contracts.

	Three Months Ended December 31,
	2016	2015
Days Sales Outstanding **	64	62

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.